UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Bank of America Corporation

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August 13, 2015

Investors May Contact:

Lee McEntire, Bank of America, 1.980.388.6780

Reporters May Contact:

Lawrence Grayson, Bank of America, 1.864.370.6709

lawrence.grayson@bankofamerica.com

Bank of America Shareholders to Vote on Board’s Authority to Set Leadership

Structure

CHARLOTTE – Bank of America Corporation today announced that it will hold a special meeting of shareholders on September 22 to vote on a proposal to ratify the board of directors’ October 2014 amendments to the company’s bylaws. Those amendments authorized the board to determine its leadership structure, including appointing an independent chairman, or appointing a lead independent director when the chairman is not an independent director.

The board previously informed stockholders that such a vote would be held no later than the company’s 2016 annual meeting of stockholders.

Shareholders of record as of the close of business on August 10, 2015 will be entitled to vote at the special meeting, which will be held in the 1 Bank of America Center Auditorium in Charlotte, N.C. beginning at 10 a.m. ET. In addition to voting at the meeting, stockholders may submit a proxy by the Internet, telephone or mail. Details are included in materials filed today with the U.S. Securities and Exchange Commission and available on Bank of America’s website, http://investor.bankofamerica.com, and will be provided directly to eligible shareholders.

“The board is calling this special meeting to follow through promptly on our commitment to stockholders regarding this vote, and we encourage their participation,” said Lead Independent Director Jack Bovender.

Bank of America

Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 48 million consumer and small business relationships with approximately 4,800 retail financial centers, approximately 16,000 ATMs, and award-winning online banking with 31 million active users and approximately 18 million mobile users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

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